Skubbs Holdings Limited

1 Commonwealth Lane, #09-11, One Commonwealth

Singapore 149544

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the "**Registration Statement**") of Skubbs Holdings Limited (the "**Company**") and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission's declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

____

Name: Natalie Lim Jing Ting